As filed with the Securities and Exchange Commission on May 10, 2017

Registration No. 333-167746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVS HEALTH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	05-0494040
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One CVS Drive

Woonsocket, RI 02895

(401) 765-1500

(Address including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CVS HEALTH CORPORATION 2010 INCENTIVE COMPENSATION PLAN

CVS HEALTH CORPORATION 2017 INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

David M. Denton

Executive Vice President and

Chief Financial Officer

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

(401) 765-1500

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-7171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Reg. No. 333-167746) (the “Registration Statement”) of CVS Health Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on June 24, 2010, relating to shares of stock, par value $0.01 per share, of the Registrant (“Common Stock”) available for issuance under the CVS Health Corporation 2010 Incentive Compensation Plan, as amended through January 15, 2013 (the “2010 Plan”).

On May 10, 2017, the Registrant’s stockholders approved the adoption of the CVS Health Corporation 2017 Incentive Compensation Plan (the “2017 Plan”), effective as of May 10, 2017 (the “Effective Date”). The 2017 Plan provides, among other things, that any shares of Common Stock reserved for issuance under the 2010 Plan that remain available for grant under the 2010 Plan immediately prior to the Effective Date, will become available for issuance under the 2017 Plan. Furthermore, following the Effective Date, no further awards will be made under the 2010 Plan. Therefore, from and after the Effective Date, any shares of Common Stock reserved for issuance under the 2010 Plan that remain available for grant under the 2010 Plan immediately prior to the Effective Date, that were registered pursuant to the Registration Statement, will not be available for issuance pursuant to the 2010 Plan, but instead will be available for issuance under the 2017 Plan.

Item 8.	Exhibits.

Exhibit Number

24*	Power of Attorney (included in the signature pages hereof).

99.1	CVS Health Corporation’s 2010 Incentive Compensation Plan, as amended through January 15, 2013 (incorporated by reference to Exhibit A of CVS Health Corporation’s Proxy Statement on Schedule 14A filed on March 27, 2015).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on the 10th day of May, 2017.

/s/ David M. Denton
By: David M. Denton
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of David M. Denton and Colleen M. McIntosh as his or her true and lawful attorney-in-fact and agent, upon the action of either such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable CVS Health Corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed this 10th day of May, 2017 by the following persons in the following capacities.

Signature	Title

/s/ Eva C. Boratto Eva C. Boratto	Executive Vice President – Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Richard M. Bracken Richard M. Bracken	Director

/s/ C. David Brown II C. David Brown II	Director

/s/ Alecia A. DeCoudreaux Alecia A. DeCoudreaux	Director

/s/ David M. Denton David M. Denton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Nancy-Ann M. DeParle Nancy-Ann M. DeParle	Director

/s/ David W. Dorman David W. Dorman	Director

/s/Anne M. Finucane Anne M. Finucane	Director

/s/ Larry J. Merlo Larry J. Merlo	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jean-Pierre Millon Jean-Pierre Millon	Director

/s/ Mary L. Schapiro Mary L. Schapiro	Director

/s/ Richard J. Swift Richard J. Swift	Director

/s/ William C. Weldon William C. Weldon	Director

/s/ Tony L. White Tony L. White	Director